Evoqua Water Technologies Reports First Quarter 2021 Results
First Quarter 2021 Financial Highlights:
•Revenue of $322.2 million, down 6.9% compared to the prior year period; organic revenue down 3.5%
•Net income of $6.5 million; diluted earnings per share of $0.05
•Adjusted EBITDA of $44.8 million
•Operating cash flow of $15.6 million, an increase of $10.9 million compared to the prior year period

PITTSBURGH -- Evoqua Water Technologies (NYSE:AQUA), an industry leader in mission-critical water treatment solutions, today reported results for its first quarter ended December 31, 2020.
Revenue for the first quarter of fiscal 2021 was $322.2 million, compared to $346.1 million in the prior year period, a decrease of 6.9%, or $23.9 million. The decline in revenue as compared to the prior year period reflects the divestiture of the Memcor product line, which resulted in a decrease to revenue of 4.1%, or $14.1 million, net of contributions from acquisitions. Organic revenue decreased 3.5%, or $12.0 million, mostly related to the pandemic’s impact on volume in the quarter, as well as the timing of completion of certain large projects in the prior year. The decline in revenue was partially offset by a favorable change in foreign currency translation of $2.2 million. Net income for the quarter was $6.5 million, resulting in diluted earnings per share (“EPS”) of $0.05, as compared to net income of $53.5 million and diluted EPS of $0.44 in the prior year period. The prior year period net income included the gain from the sale of the Memcor product line, which resulted in a net pre-tax benefit of $49.0 million. Adjusted EBITDA for the quarter was $44.8 million as compared to $43.6 million in the prior year period. See the “Use of Non-GAAP Measures” section below for additional information regarding adjusted EBITDA and organic revenue.

“We reported solid first quarter results while navigating varying demand trends across our end markets amid ongoing COVID-19 challenges. Our organization is focused on engaging with our customers and delivering solutions and technologies that address increasingly complex water treatment problems. Organic orders grew, our pipeline remains solid, and our book to bill ratio remains above 1.0.” said Mr. Ron Keating, Evoqua’s CEO.

Mr. Keating continued, “We continue to prioritize the health and safety of our team members, maintaining customer continuity and service excellence, and improving our balance sheet flexibility. Our team has responded well and our first quarter financial results were largely as expected. We note strength in adjusted EBITDA growth and margin as well as solid free cash flow. Our strong order book will continue to drive investments in organic growth opportunities and technology expansion.”

Mr. Keating stated, “We expect continued uneven market demand due to COVID-19 with visibility across the full year remaining somewhat limited. Our focus will remain on delivering organic growth through outsourced water solutions, wastewater recycle/reuse, Water One® digitally enabled systems and selling our broad portfolio of component technologies. We expect M&A to supplement our organic growth strategy, and we welcome the employees of Ultrapure & Industrial Services, our latest acquisition, to the Evoqua family. Our sustainability initiatives are gaining traction, and we are providing solutions to help our customers meet their sustainable objectives. We look forward to publishing our 2020 Sustainability Report this Spring.”

First Quarter Segment Results
Evoqua has two reportable operating segments - Integrated Solutions and Services and Applied Product Technologies. The results of our segments for the first quarter are as follows:
Integrated Solutions and Services
Segment revenues decreased $13.4 million, or 5.9%, to $214.7 million in the first quarter of fiscal 2021 as compared to the prior year period.
•Service revenues decreased $6.9 million as compared to the prior year period, primarily driven by temporary delays in annual maintenance in the oil and gas refining end market, the timing of completion of certain large projects in the prior year and shutdowns and delays due to COVID-19. Price realization related to established service contracts and service growth in the healthcare and pharmaceuticals end markets partially offset these declines.
•Capital revenues declined $4.0 million as compared to the prior year period, primarily related to the timing of projects in the microelectronics end market, which was partially offset by new projects across a variety of end markets.
•The remaining decrease was due to a reduction in aftermarket revenue of $2.5 million.

Operating profit decreased by $6.8 million, or 20.5%, to $26.4 million in the first quarter of fiscal 2021 as compared to the prior year period.
•Segment profitability decreased by $7.3 million as compared to the prior year period driven by lower volume and mix, lower productivity due to customer shutdowns and enhanced safety protocols as a result of the COVID-19 pandemic, and increased operating costs based on changes in allocation methodologies for corporate expenses. These declines were partially offset by additional price realization in the current period.
•Positive drivers to profitability were associated with a decrease in travel and discretionary spending of $1.7 million.
•Depreciation and amortization expense increased by $1.2 million compared to the prior year period as the segment continues to invest in revenue generating assets.
Segment adjusted EBITDA decreased $5.6 million, or 11.5%, to $43.2 million in the first quarter of fiscal 2021 as compared to the prior year period. The decline in segment adjusted EBITDA resulted from the same factors that impacted operating profit, other than the change in depreciation and amortization.

Applied Product Technologies
Segment revenues decreased by $10.5 million, or 8.9%, to $107.5 million in the first quarter of fiscal 2021 as compared to the prior year period.
•The divestiture of the Memcor product line resulted in a reduction in revenue of $14.4 million as compared to the prior year period.
•Revenues increased $6.0 million in the Asia Pacific region as compared to the prior year period. This volume increase was partially offset by revenue declines across multiple product lines in both the Americas and EMEA regions by $0.6 million and $3.7 million, respectively, as compared to the prior year period, mainly due to continued customer site access challenges and delays primarily impacting the Municipal Drinking Water and Aquatics end markets.

•Foreign currency translation resulted in a favorable revenue impact of $2.2 million as compared to the prior year period.
Operating profit decreased $49.7 million to $13.4 million for the first quarter of fiscal 2021 as compared to the prior year period.
•The decline in segment profitability was primarily related to the net pre-tax benefit on sale of the Memcor product line of $49.0 million in the prior year period. Operating profit was also impacted by a $1.2 million decrease related to the reduction in revenue volume as a result of the divestiture.
•Organic volume as well as improvement in operational efficiencies and cost containment measures, partially offset by the impact of variances in product mix, contributed a net $4.7 million in profitability as compared to the prior year period, while inflation and employee related costs reduced operating profit by $0.9 million.
•Operating profit was benefited $0.5 million by foreign currency translation as compared to the prior year period.
•Further net operating profit decrease of $3.8 million was attributable to higher restructuring costs and changes in other non-recurring activity as compared to the prior year period.

Segment adjusted EBITDA increased $3.2 million to $19.0 million in the first quarter of fiscal 2021, as compared to $15.8 million in the same period of the prior year. The increase in segment adjusted EBITDA was driven by the same factors that impacted segment operating profit, other than the change in depreciation and amortization, and also excludes restructuring and other non-recurring activity recognized in the period.

First Quarter Earnings Call and Webcast
The Company will hold its first quarter fiscal 2021 earnings conference call Tuesday, February 2, 2021, at 10:00 a.m. E.T. The live audio webcast and presentation slides for the call will be accessible via Evoqua’s Investor Relations website, http://aqua.evoqua.com/.
Conference telephone number:

US Participant Dial-in: (866) 690-2108
International Participant Dial-in: (918) 398-8081
Conference ID: 3280356

The link to the webcast replay as well as the presentation slides will also be posted on Evoqua’s Investor Relations website.

US Replay: (855) 859-2056
International Replay: (404) 537-3406
Replay available: Beginning 1:00 p.m. ET on February 2 until 11:59 p.m. on February 16, 2021
Conference ID: 3280356

About Evoqua Water Technologies
Evoqua Water Technologies is a leading provider of mission critical water and wastewater treatment solutions, offering a broad portfolio of products, services and expertise to support industrial, municipal and recreational customers who value water. Evoqua has worked to protect water, the environment and its employees for more than 100 years, earning a reputation for quality, safety and reliability around the world. Headquartered in Pittsburgh, Pennsylvania, the company operates in more than 160 locations across ten countries. Serving more than 38,000 customers and 200,000 installations worldwide, our employees are united by a common purpose: Transforming Water. Enriching Life.

Use of Non-GAAP Financial Measures
This press release contains “non-GAAP financial measures,” which are adjusted financial measures that are not calculated and presented in accordance with generally accepted accounting principles in the United States, or “GAAP.” These non-GAAP adjusted financial measures are provided as additional information for investors. We believe these non-GAAP adjusted financial measures, which include organic and inorganic revenue and adjusted EBITDA, are helpful to management and investors in highlighting trends in our operating results and provide greater clarity and comparability period over period to management and our investors regarding the operational impact of long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. The presentation of this additional information is not meant to be considered in isolation or as a substitute for GAAP measures. For reconciliations of the non-GAAP adjusted financial measures used in this press release to the most directly comparable respective GAAP measures, see the “Use of Non-GAAP Measures” section below.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All of these forward-looking statements are based on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements, or could affect our share price. Some of the factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include among other things, general global economic and business conditions, including the impacts of the COVID-19 pandemic and disruptions in global oil markets; our ability to compete successfully in our markets; our ability to execute projects on budget and on schedule; the potential for us to incur liabilities to customers as a result of warranty claims or failure to meet performance guarantees; our ability to meet our customers’ safety standards or the potential for adverse publicity affecting our reputation as a result of incidents such as workplace accidents, mechanical failures, spills, uncontrolled discharges, damage to customer or third-party property or the transmission of contaminants or diseases; our ability to continue to develop or acquire new products, services and solutions and adapt our business to meet the demands of our customers, comply with changes to government regulations and achieve market acceptance with acceptable margins; our ability to implement our growth strategy, including acquisitions and our ability to identify suitable acquisition targets; our ability to operate or integrate any acquired businesses, assets or product lines profitably or otherwise successfully implement our growth strategy; our ability to achieve the expected benefits of our restructuring actions, including restructuring our business into two segments; material and other cost inflation and our ability to mitigate the impact of inflation by increasing selling prices and improving our productivity efficiencies; our ability to accurately predict the timing of contract awards; delays in enactment or repeals of environmental laws and regulations; the potential for us to become subject to claims relating to handling, storage, release or disposal of hazardous materials; our ability to retain our senior management and other key personnel; our increasing dependence on the continuous and reliable operation of our information technology systems; risks associated with product defects and unanticipated or improper use of our products; litigation, regulatory or enforcement actions and reputational risk as a result of the nature of our business or our participation in large-scale projects; seasonality of sales and weather conditions; risks related to government customers, including potential challenges to our government contracts or our eligibility to serve government customers; the potential for our contracts with federal, state and local governments to be terminated or adversely modified prior to completion; risks related to foreign, federal, state and local environmental, health and safety laws and regulations and the costs associated therewith; risks associated with international sales and operations, including our operations in China; our ability to adequately protect our intellectual property from third-party infringement; risks related to our substantial indebtedness; our need for a significant amount of cash, which depends on many factors beyond our control; risks related to AEA Investors LP’s ownership interest in us; and other factors described in the “Risk Factors” section included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2020, as filed with the SEC on November 20, 2020, and in other periodic reports we file with the SEC. All statements other than statements of historical fact included in this press release are forward-looking statements, including, but not limited to, expectations for fiscal 2021 and statements related to the COVID-19 pandemic, the impact of which remains inherently uncertain. Additionally, any forward-looking statements made in this press release speak only as of the date of this release. We undertake no obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements made herein, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.

EVOQUA WATER TECHNOLOGIES CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended December 31,
	2020	2019
Revenue from product sales and services	$322,193	$346,105
Cost of product sales and services	(226,848)	(240,390)
Gross profit	95,345	105,715
General and administrative expense	(42,283)	(45,770)
Sales and marketing expense	(33,928)	(38,014)
Research and development expense	(3,123)	(3,684)
Total operating expenses	(79,334)	(87,468)
Other operating income, net	223	51,445
Income before interest expense and income taxes	16,234	69,692
Interest expense	(8,673)	(13,583)
Income before income taxes	7,561	56,109
Income tax expense	(1,084)	(2,603)
Net income	6,477	53,506
Net income attributable to non‑controlling interest	44	361
Net income attributable to Evoqua Water Technologies Corp.	$6,433	$53,145
Basic income per common share	$0.05	$0.46
Diluted income per common share	$0.05	$0.44

EVOQUA WATER TECHNOLOGIES CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	(Unaudited)
	December 31, 2020	September 30, 2020
ASSETS
Current assets	$679,540	$695,712
Cash and cash equivalents	197,920	193,001
Receivables, net	246,211	260,479
Inventories, net	155,026	142,379
Contract assets	59,825	80,759
Other current assets	20,558	19,094
Property, plant, and equipment, net	369,915	364,461
Goodwill	408,593	397,205
Intangible assets, net	302,557	309,967
Operating lease right-of-use assets, net	48,245	45,965
Other non-current assets	34,816	31,148
Total assets	$1,843,666	$1,844,458
LIABILITIES AND EQUITY
Current liabilities	$326,126	$349,555
Accounts payable	141,931	153,890
Current portion of debt, net of deferred financing fees	18,426	14,339
Contract liabilities	34,445	26,259
Accrued expenses and other liabilities	120,668	143,389
Other current liabilities	10,656	11,678
Non-current liabilities	1,015,579	1,012,840
Long-term debt, net of deferred financing fees	860,215	861,695
Obligation under operating leases	39,897	37,796
Other non-current liabilities	115,467	113,349
Total liabilities	1,341,705	1,362,395
Shareholders’ equity
Common stock, par value $0.01: authorized 1,000,000 shares; issued 120,750 shares, outstanding 118,554 at December 31, 2020; issued 119,486 shares, outstanding 117,291 at September 30, 2020	1,202	1,189
Treasury stock: 2,196 shares at December 31, 2020 and 2,195 shares at September 30, 2020	(2,837)	(2,837)
Additional paid-in capital	582,197	564,928
Retained deficit	(56,231)	(62,664)
Accumulated other comprehensive loss, net of tax	(24,083)	(20,472)
Total Evoqua Water Technologies Corp. equity	500,248	480,144
Non-controlling interest	1,713	1,919
Total shareholders’ equity	501,961	482,063
Total liabilities and shareholders’ equity	$1,843,666	$1,844,458

EVOQUA WATER TECHNOLOGIES CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN CASH FLOWS (Unaudited)
(In thousands)

	Three Months Ended December 31,
	2020	2019
Operating activities
Net income	$6,477	$53,506
Reconciliation of net income to cash flows provided by operating activities:
Depreciation and amortization	27,391	25,143
Amortization of deferred financing fees	526	701
Deferred income taxes	258	(679)
Share-based compensation	3,019	3,680
Loss on sale of property, plant and equipment	19	173
Gain on sale of business	—	(58,279)
Foreign currency exchange gains on intercompany loans and other non-cash items	(6,459)	(6,086)
Changes in assets and liabilities	(15,617)	(13,427)
Net cash provided by operating activities	15,614	4,732
Investing activities
Purchase of property, plant and equipment	(17,260)	(17,572)
Purchase of intangibles	(81)	(210)
Proceeds from sale of property, plant and equipment	127	251
Proceeds from sale of business, net of cash of $0 and $12,117	—	108,921
Acquisitions	(8,743)	(11,160)
Net cash (used in) provided by investing activities	(25,957)	80,230
Financing activities
Issuance of debt, net of deferred issuance costs	7,805	3,532
Borrowings under credit facility	—	13
Repayment of debt	(5,723)	(3,793)
Repayment of finance lease obligation	(3,821)	(4,162)
Payment of earn-out related to previous acquisitions	—	(175)
Proceeds from issuance of common stock	14,263	4,046
Distribution to non‑controlling interest	(250)	(1,250)
Net cash provided by (used in) financing activities	12,274	(1,789)
Effect of exchange rate changes on cash	2,988	1,849
Change in cash and cash equivalents	4,919	85,022
Cash and cash equivalents
Beginning of period	193,001	109,881
End of period	$197,920	$194,903

Use of Non-GAAP Measures
The Company reports its financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). However, management believes that certain non-GAAP financial measures provide users of the Company's financial information with additional useful information in evaluating operating performance. We use the non-GAAP financial measures “EBITDA,” “adjusted EBITDA,” and “organic revenue” in evaluating our past performance and future prospects. EBITDA is defined as net income (loss) before interest expense, income tax benefit (expense) and depreciation and amortization. Adjusted EBITDA is defined as net income (loss) before interest expense, income tax benefit (expense) and depreciation and amortization, adjusted for the impact of certain other items, including restructuring and related business transformation costs, purchase accounting adjustment costs, non-cash share-based compensation, transaction costs and other gains, losses and expenses.
Adjusted EBITDA is one of the primary metrics used by management to evaluate the financial performance of our business. We present adjusted EBITDA because we believe it is frequently used by analysts, investors and other interested parties to evaluate companies in our industry. Further, we believe it is helpful in highlighting trends in our operating results and provides greater clarity and comparability period over period to management and our investors regarding the operational impact of long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. Management uses adjusted EBITDA to supplement GAAP measures of performance as follows:

•to assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance;
•in our management incentive compensation, which is based in part on components of adjusted EBITDA;
•in certain calculations under our senior secured credit facilities, which use components of adjusted EBITDA;
•to evaluate the effectiveness of our business strategies;
•to make budgeting decisions; and
•to compare our performance against that of other peer companies using similar measures.
In addition to the above, our chief operating decision maker uses EBITDA and adjusted EBITDA of each reportable operating segment to evaluate the operating performance of such segments. EBITDA and adjusted EBITDA of the reportable operating segments do not include certain charges that are presented within corporate activities. These charges include certain restructuring and other business transformation charges that have been incurred to align and reposition the Company to the current reporting structure, acquisition related costs (including transaction costs and certain integration costs) and share-based compensation charges.
You are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis. In addition, in evaluating adjusted EBITDA, you should be aware that in the future, we may incur expenses similar to the adjustments in the presentation of adjusted EBITDA. Our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. In addition, adjusted EBITDA may not be comparable to similarly titled measures used by other companies in our industry or across different industries.
Organic revenue is another metric used by management to evaluate the performance of our business. Organic revenue is defined as revenues excluding the impact of foreign exchange and inorganic revenue. Inorganic revenue is defined as revenues from acquisitions and divestitures. We present organic revenue as we believe it is helpful to management and investors in highlighting trends in our revenues excluding the impacts of acquisitions, divestitures and foreign currency translation.

The following is a reconciliation of our Net income to Adjusted EBITDA (unaudited):

	Three Months Ended December 31,
(In millions)	2020	2019	% Variance
Net income	$6.5	$53.5	(87.9)%
Income tax expense	1.1	2.6	(57.7)%
Interest expense	8.7	13.6	(36.0)%
Operating profit	16.3	69.7	(76.6)%
Depreciation and amortization	27.4	25.1	9.2%
EBITDA	43.7	94.8	(53.9)%
Restructuring and related business transformation costs (a)	1.8	1.7	5.9%
Share-based compensation (b)	3.1	3.7	(16.2)%
Transaction costs (c)	0.6	0.2	200.0%
Other (gains) losses and expenses (d)	(4.4)	(56.8)	(92.3)%
Adjusted EBITDA	$44.8	$43.6	2.8%

(a)Restructuring and related business transformation costs
Adjusted EBITDA is calculated prior to considering certain restructuring or business transformation events. These events may occur over extended periods of time, and in some cases it is reasonably possible that they could reoccur in future periods based on reorganizations of the business, cost reduction or productivity improvement needs, or in response to economic conditions. For the periods presented such events include the following:
(i)Certain costs and expenses in connection with various restructuring initiatives, including severance costs, relocation costs, recruiting expenses, and third-party consultant costs to assist with these initiatives. This includes:
(A)amounts related to the Company’s restructuring initiatives to reduce the cost structure and rationalize location footprint following the sale of the Memcor product line;
(B)amounts related to the Company’s transition from a three-segment structure to a two-segment operating model designed to better serve the needs of customers worldwide; and
(C)amounts related to various other initiatives implemented to restructure and reorganize our business with the appropriate management team and cost structure.

	Three Months Ended December 31,
(In millions)	2020	2019
Post Memcor divestiture restructuring(1)	$0.9	$—
Cost of product sales and services ("Cost of sales")	0.8	—
S&M expense	0.2	—
Other operating (income) expense	(0.1)	—
Two-segment restructuring(2)	$0.2	$1.0
Cost of sales	—	0.3
G&A expense	0.2	0.3
Other operating (income) expense	—	0.4
Various other initiatives(3)	$—	$0.2
Cost of sales	—	0.1
G&A expense	—	0.1
Total	$1.1	$1.2

(1)all of which is reflected in restructuring charges in Note 14, “Restructuring and Related Charges,” to our Consolidated Financial Statements to be included in our Quarterly Report on Form 10-Q for the three months ended December 31, 2020 (the “Restructuring Footnote”).
(2)of which $0.2 million and $0.7 million is reflected in the Restructuring Footnote in the three months ended December 31, 2020 and 2019, respectively.
(3)all of which is reflected in the Restructuring Footnote for the three months ended December 31, 2019.
(ii)Legal settlement costs and intellectual property related fees associated with legacy matters prior to the AEA Acquisition, including fees and settlement costs related to product warranty litigation on MEMCOR® products and certain discontinued products. This includes:

	Three Months Ended December 31,
(In millions)	2020	2019
Cost of sales	$—	$0.1
G&A expense	0.1	—
Total	$0.1	$0.1
(iii)Expenses associated with our information technology and functional infrastructure transformation subsequent to the AEA Acquisition, including activities to optimize information technology systems and functional infrastructure processes. This includes:

	Three Months Ended December 31,
(In millions)	2020	2019
Cost of sales	$—	$0.1
G&A expense	0.2	0.3
Total	$0.2	$0.4
(iv)Costs associated with the secondary public offering of common stock held by certain shareholders of the Company, as well as costs incurred by us in connection with establishment of our public company compliance structure and processes, including consultant costs. This includes:

	Three Months Ended December 31,
(In millions)	2020	2019
G&A expense	$0.4	$—
Total	$0.4	$—
(b)Share-based compensation
Adjusted EBITDA is calculated prior to considering non-cash share-based compensation expenses related to equity awards. See Note 17, “Share-Based Compensation,” to our Consolidated Financial Statements to be included in our Quarterly Report on Form 10-Q for the three months ended December 31, 2020 for further detail.
(c)Transaction related costs
Adjusted EBITDA is calculated prior to considering transaction, integration and restructuring costs associated with business combinations because these costs are unique to each transaction and represent costs that were incurred as a result of the transaction decision. Such costs may include, without limitation, consulting and legal costs associated with due diligence and closing a transaction, restructuring and integration costs such as severance, facility consolidation costs, product rationalization or inventory obsolescence charges, system integration or conversion costs, fair value changes associated with contingent consideration, and costs associated with any litigation matters that arise subsequent to our acquisition of a business for which the matter in question preceded the transaction, but was not known, not probable or unresolved at the date of acquisition. We believe that viewing earnings prior to considering these charges provides investors with useful additional perspective because the significant costs incurred in connection with business combinations result primarily from the need to eliminate duplicate assets, activities or employees - a natural result of acquiring or disposing a fully integrated set of activities. Integration and restructuring costs associated with a business combination may occur over several years. This includes:

	Three Months Ended December 31,
(In millions)	2020	2019
Cost of sales	$0.1	$0.1
G&A expense	0.5	0.4
Other operating (income) expense	—	(0.3)
Total	$0.6	$0.2
(d)Other (gains), losses and expenses
Adjusted EBITDA is calculated prior to considering certain other significant (gains), losses and expenses. Such significant items represent substantive and/or unusual items that are evaluated on an individual basis. Such evaluation considers both the quantitative and qualitative aspects of their nature and they may be highly variable and difficult to predict. Unusual items may represent items that are not part of our ongoing business, items that, either as a result of their nature or size, we would not expect to occur as part of our normal business on a regular basis, items that would be non-recurring, or items related to products we no longer sell. While not all-inclusive, examples of items that could be included as other (gains), losses and expenses would be amounts related to non-cash foreign currency exchange gains and losses on intercompany loans, significant warranty events, and certain disposals of businesses, products or facilities that do not qualify as discontinued operations under GAAP. For the periods presented such events include the following:
(i)impact of foreign exchange gains and losses;
(ii)foreign exchange impact related to headquarter allocations;
(iii)net expense reduction related to the remediation of manufacturing defects caused by a third-party vendor for which partial restitution was received;
(iv)charges incurred by the Company related to product rationalization in its electro-chlorination business;
(v)trailing costs incurred in the three months ended December 31, 2020 related to the prior year sale of the Memcor product line and the net pre-tax benefit on the sale of the Memcor product line, which is net of $8.3 million of discretionary compensation payments to employees in connection with the transaction and $1.0 million in transaction costs incurred in the three months ended December 31, 2019;
(vi)expenses incurred by the Company as a result of the COVID-19 pandemic, including additional charges for personal protective equipment, increased costs for facility sanitization and one-time payments to certain employees; and
(vii)legal fees incurred in excess of amounts covered by the Company’s insurance related to the Securities Litigation and SEC investigation.
Other (gains), losses and expenses include the following for the periods presented below:

Three Months Ended December 31, 2020
	Other Adjustments
(In millions)	(i)	(ii)	(iii)	(iv)	(v)	(vi)	(vii)	Total
Cost of sales	$—	$—	$—	$0.2	$0.2	$—	$—	$0.4
G&A expense	(6.8)	—	—	—	—	0.1	1.9	(4.8)
Total	$(6.8)	$—	$—	$0.2	$0.2	$0.1	$1.9	$(4.4)

Three Months Ended December 31, 2019
	Other Adjustments
(In millions)	(i)	(ii)	(iii)	(iv)	(v)	(vi)	(vii)	Total
Cost of sales	$(0.4)	$—	$0.2	$0.1	$0.1	$—	$—	$—
G&A expense	(6.2)	0.1	—	—	0.9	—	—	(5.2)
Other operating (income) expense	—	—	(1.6)	—	(50.0)	—	—	(51.6)
Total	$(6.6)	$0.1	$(1.4)	$0.1	$(49.0)	$—	$—	$(56.8)

Adjusted EBITDA on a segment basis is defined as earnings before interest expense, income tax benefit (expense) and depreciation and amortization, adjusted for the impact of certain other items that have been reflected at the segment level. The following is a reconciliation of our segment operating profit to our segment adjusted EBITDA:

	Three Months Ended December 31,
	2020		2019
(In millions)	Integrated Solutions and Services	Applied Product Technologies	Integrated Solutions and Services	Applied Product Technologies
Operating Profit	$26.4	$13.4	$33.2	$63.1
Depreciation and amortization	16.8	3.6	15.6	3.6
EBITDA	$43.2	$17.0	$48.8	$66.7
Restructuring and related business transformation costs (a)	—	1.6	—	0.7
Transaction costs (b)	—	—	—	(1.3)
Other losses (gains) and expenses (c)	—	0.4	—	(50.3)
Adjusted EBITDA	$43.2	$19.0	$48.8	$15.8
(a)Represents costs and expenses in connection with restructuring initiatives distinct to our Applied Product Technologies segment in the three months ended December 31, 2020 and 2019, respectively. Such expenses are primarily composed of severance and relocation costs.
(b)Represents costs associated with a change in the current estimate of certain acquisitions achieving their earn-out targets, which resulted in a decrease to the fair valued amount of the earn-out recorded upon acquisition, in the three months ended December 31, 2019, distinct to our Applied Product Technologies segment.
(c)Other losses, (gains) and expenses, as discussed above, distinct to our Integrated Solutions and Services and Applied Product Technologies segments include the following:

	Three Months Ended December 31,
	2020		2019
(In millions)	Integrated Solutions and Services	Applied Product Technologies	Integrated Solutions and Services	Applied Product Technologies
Trailing costs from the sale of the Memcor product line	$—	$0.2	$—	$—
Net pre-tax benefit on sale of the Memcor product line	—	—	—	(49.0)
Remediation of manufacturing defects	—	—	—	(1.4)
Product rationalization in electro-chlorination business	—	0.2	—	0.1
Total	$—	$0.4	$—	$(50.3)

Revenue by Source
Information regarding revenues disaggregated by source of revenue and segment is as follows:

	Three Months Ended December 31,
	2020			2019
(In thousands)	Integrated Solutions and Services	Applied Product Technologies	Total	Integrated Solutions and Services	Applied Product Technologies	Total	% Growth Total
Revenue from capital projects	$50,626	$76,889	$127,515	$54,620	$74,926	$129,546	(1.6)%
Revenue from aftermarket	27,146	25,354	52,500	29,673	37,341	67,014	(21.7)%
Revenue from service	136,945	5,233	142,178	143,845	5,700	149,545	(4.9)%
Total	$214,717	$107,476	$322,193	$228,138	$117,967	$346,105	(6.9)%
Revenue by Driver
The following is a reconciliation of revenue by driver for the three months ended December 31, 2020. Organic revenue is defined as revenues excluding the impact of foreign exchange and inorganic revenue. Inorganic revenue is defined revenues from acquisitions and divestitures.

	Total Revenue			Foreign Currency			Inorganic Revenue(1)			Organic Revenue
(In millions)	Q1'20	Q1'21	% Variance	Q1'20	Q1'21	% Variance	Q1'20	Q1'21	% Variance	Q1'20	Q1'21	% Variance
Evoqua Water Technologies	$346.1	$322.2	(6.9)%	$—	$2.2	0.6%	$14.4	$0.3	(4.1)%	$331.7	$319.7	(3.5)%
Integrated Solutions & Services	$228.1	$214.7	(5.9)%	$—	$—	—%	$—	$0.3	0.1%	$228.1	$214.4	(6.0)%
Applied Product Technologies	$118.0	$107.5	(8.9)%	$—	$2.2	1.8%	$14.4	$—	(12.2)%	$103.6	$105.3	1.4%

(1)Includes divestiture of the Memcor product line on December 31, 2019, acquisition of Aquapure Technologies on September 3, 2020 and acquisition of Ultrapure & Industrial Services on December 17, 2020.

Immaterial rounding differences may be present in the tables above.

Contacts
Investors
Dan Brailer
Vice President, Investor Relations
Evoqua Water Technologies
Telephone: 724-720-1605
Email: dan.brailer@evoqua.com

Media
Sarah Brown
Director of Corporate Communications
Evoqua Water Technologies
Telephone: 506-454-5495
Email: sarah.brown@evoqua.com